SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549
                                    FORM N-8A
       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

         Variable Life Account C of Aetna Life Insurance and Annuity Company

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         151 Farmington Avenue, TS31, Hartford, CT  06156

TELEPHONE NUMBER:

         (860) 273-4686

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Julie E. Rockmore, Counsel
         Aetna Life Insurance and Annuity Company
         151 Farmington Avenue, TS31
         Hartford, CT  06156

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing for Form N-8A:

                Yes              X                     No
                           --------------                       --------------


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                                   SIGNATURES



Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Hartford and State of Connecticut on the 29th day of October, 1999.


                              VARIABLE LIFE ACCOUNT C OF
                              AETNA LIFE INSURANCE AND ANNUITY COMPANY
                              (Registrant)


                              By: Aetna Life Insurance and Annuity Company (Depositor)


                                      By:    /s/  Thomas J. McInerney
                                             ----------------------------------
                                             Thomas J. McInerney
                                             Principal Executive Officer




Attest:         /s/  Rose-Marie DeRensis
                --------------------------------------
                Rose-Marie DeRensis
                Assistant Corporate Secretary